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                                                                    EXHIBIT 3.33

                                                         HERBALIFE INTERNACIONAL
                                                                    S.A. DE C.V.

                      BY-LAWS AND ARTICLES OF INCORPORATION

                  NAME, DURATION, DOMICILE AND CORPORATE OBJECT

ARTICLE 1.

The name of the company shall be HERBALIFE INTERNACIONAL DE MEXICO, always followed by the words "Sociedad Anonima de Capital Variable" or its abbreviation "S.A. de C.V.".

ARTICLE  2.

The duration of the company shall be ninety nine years, from the date of execution hereof.

ARTICLE 3.

The company shall have its domicile in the city of Guadalajara, Jalisco, Mexico, but it may establish branches and agencies elsewhere, at the discretion of the Administrator or the Board of Directors.

ARTICLE 4.

The objects of the company shall be:
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            a)    To manufacture, purchase, sell, export, import, distribute, represent, process, in-bond manufacture and, in general, deal with all kinds of natural or chemical products for nutritive and weight-control purposes.

            b) To render advisory, counseling and representation services in connection with marketing, advertisement sales and trading with all kinds of nutritive products, and similar and related activities.

            c) To issue, subscribe, endorse and guarantee credit instruments including obligations of third parties, with or without security.

            d) To participate in other companies or corporations through the purchase of shares of stock or corporate interest. To participate in the administration or liquidation of all kind of corporations and to issue debentures.

            e) In general, to execute all types of agreements and execute all actions as may be required, necessary or advisable to pursue the above corporate objects.

            f) To purchase the real and personal property that may be necessary to pursue its corporate objects.

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                            SHARES AND CAPITAL STOCK

ARTICLE 5.

The company's capital stock shall be variable. The fixed portion of the capital stock shall be the amount of pesos $5,000,000, represented by 5,000 registered shares, fully subscribed to each with a par value of pesos $1,000. The variable portion of the capital stock shall be unlimited.

The shares representing the capital stock shall be divided in two series: Series "A" shares, which shall always represent the fixed portion of the capital stock without right to withdraw, and series "B" shares, which shall always represent the variable portion of said capital stock.

All of the shares of the capital stock confer the same rights and obligations on the holders.

The capital stock may be subscribe to by Mexican nationals or foreigners.

ARTICLE 6.

Any increase or reduction in the variable portion of the capital stock shall be carried out by resolution of an ordinary general shareholders' meeting and shall not be considered as an amendment to the by-laws of the company. Said variation shall not be notarized, but shall be recorded in the capital variations book pursuant to article 219 of the General Corporation Law.

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ARTICLE 7.

All shares confer equal rights and obligations on the holders and each share certificate may represent more than one share.

The provisional or final share certificates shall be issued in accordance with the requirements established in article 125 of the General Corporation Law, they shall be signed by two members of the board of directors or by the sole administrator, and shall embody the provisions of the following article.

ARTICLE 8.

Any foreigner that upon the organization of this company or in the future shall acquire any share, interest or participation therein shall be considered as Mexican in regard to the shares, interest or participation, it being understood that such foreigner agrees not to invoke the protection of his government, under penalty, in the event of breaching such agreement, of forfeiting such interest or participation to the Mexican Nation.

ARTICLE 9.

The company shall keep a stock transfer book, pursuant to provisions of article 128 of the General Corporation Law.

ARTICLE 10.

The shareholders shall have a preferential right to subscribe to the shares issued in case of an increase in the capital stock.

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                             SHAREHOLDERS' MEETINGS

ARTICLE 11.

Fundamental authority shall be lodged in the shareholders functioning as a corporate body at shareholders' meetings. The meetings of the shareholders may be ordinary or extraordinary.

The annual ordinary meeting of the shareholders shall be held within four months following the end of the fiscal year and will consider the matters contained in article 181 of the General Corporation Law.

The extraordinary meetings may be held whenever they may be called and will consider the matters contained in article 182 of the above mentioned law.

ARTICLE 12.

Ordinary and extraordinary shareholders' meetings shall be called by the Board of Directors or the sole administrator, as the case may be, or in the absence thereof, by the examiner, or the competent authorities by publishing a notice in the federal official gazette or in one newspaper of wide circulation of the company's domicile, at least fifteen days before the date scheduled for holding the meeting. Such call shall set forth the agenda and shall be signed by the responsible person.

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ARTICLE 13.

Ordinary shareholders' meetings shall be regarded as legally convened when at least 50% of the shares of stock are represented thereat, if held pursuant to a first call. Resolutions shall require a majority vote.

Extraordinary shareholders' meetings shall be regarded as legally convened when at least 75% of the shares of stock are represented thereat. Resolutions shall require the affirmative vote of 50% of the shares of stock.

If an ordinary shareholders' meeting is held pursuant to a second or subsequent call, resolutions shall require the affirmative vote of the majority of the shares represented thereat.

If an extraordinary Shareholders' Meeting is held pursuant to a second or subsequent call, resolutions shall require the affirmative vote of shares representing at least 50% of the capital stock.

Shareholders shall be entitled to one vote per each share held.

ARTICLE 14.

No call shall be required if all of the shareholders are present or represented at an ordinary or extraordinary meeting.

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ARTICLE 15.

Shareholders may attend the meetings in person or through any representative appointed by proxy or telegram. Neither the administrator, nor the members of the board of directors or the examiner can represent shareholders at shareholders' meetings.

ARTICLE 16.

Shareholders' meetings shall be presided by the administrator and the chairman of the Board of Directors, and in their absence, by the person appointed by the shareholders in said meeting. The secretary shall be appointed by the shareholders' meeting or the secretary of the Board of Directors.

The presiding officer shall appoint one inspector from among the shareholders present, who shall certify the number of shares represented.

ARTICLE 17.

The minutes of the shareholders' meetings shall be recorded in a minute book and shall be signed by the presiding officer, the secretary and the examiner. Minutes of extraordinary shareholders' meetings shall be notarized and recorded with the Public Registry of Commerce, except as provided in article 6 of these by-laws. The attendance list and the documents supporting the call shall be attached to the minutes as provided by Law and these by-laws.

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ARTICLE 18.

The resolutions legally adopted at the shareholders' meetings are mandatory, even for absent or dissident shareholders, except for the right of opposition provided by the General Corporation Law.

                                 ADMINISTRATION

ARTICLE 19.

The direction and management shall be vested in a board of directors or a sole administrator, as resolved at the general ordinary shareholders' meeting.

If a Board of Directors is designated by the shareholders, it will consist of at least 3 members, including a president, a secretary, and a treasurer; the shareholders' meeting may designate the number of alternates it deems necessary.

The members of the Board of Directors or the sole administrator, as the case may be, may be shareholders or not and they must be designated at an ordinary shareholders' meeting by a majority vote and they will hold office until their removal.

ARTICLE 20.

Each director or the sole administrator shall deposit with the company a bond in the amount of pesos $1,000 to guarantee the performance of his duties in the amount of $1,000.00.

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Pursuant to article 153 of the General Corporation Law, the examiner shall issue a certification proving such deposit in order to record the designation of the sole administrator or the directors in the Public Registry of Commerce.

ARTICLE 21.

If the management of the company is entrusted to a board of directors, the attendance of 50% of its members shall be necessary to constitute a quorum. Resolutions shall be adopted by the majority vote of the directors present at a meeting and the president shall have tie-breaking power.

ARTICLE 22.

The sole administrator or the Board of Directors, through the chairman, shall have the powers necessary to carry out the corporate objects set forth in article 4 herein.

Consequently, they will be granted with powers of attorney for litigation and collections, for acts of administration and acts of ownership, as provided in article 2475 of the Civil Code for the State of Jalisco and 2554 of the Civil Code for the Federal District, with all of the general and special powers that pursuant to the Law require a special clause, including but not limited to the following:

I.       To withdraw any action, including constitutional proceedings.

II.      To compromise.

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III.  To submit to arbitration.

IV.   To answer and submit interrogatories.

V.    To make assignment of property.

VI.   To take exceptions to judges.

VII.  To receive payments.

VIII. To file and withdraw criminal denunciations.

IX.   To become coadjutor of the Public Prosecutor.

X. To appear before labor authorities, as provided in article 523, of the Mexican Labor Law, and before the workers' housing development fund, the Mexican Institute of Social Security and the Worker's Purchasing Fund; to take any action to solve individual and collective conflicts on behalf of the company, as provided in article 11 of the Mexican Labor Law, which reads as follows:

      The officers, directors, managers, administrators and other officers with managing authority in the company, will be considered as attorney-in-fact of the company and their relations with workers will have a binding effect for the company.

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XI.   To issue, subscribe, endorse, negotiate and guarantee negotiable instruments, in accordance with article 9 of the General Negotiable Instruments and Credit Operations Law.

XII. To confer, grant or substitute general or special powers of attorney and revoke the same.

ARTICLE 23.

In addition to the board of directors or the sole administrator the company may have one or more directors, assistant directors, managers, and assistant managers, who may not be shareholders and shall be designated by a majority vote of the board of directors, the sole administrator or the general ordinary shareholders' meeting. They will hold office until their removal and shall have the powers and duties offered at the moment of their designation.

                                    EXAMINER

ARTICLE 24.

The vigilance of the company's affairs shall be vested in an examiner, who may not be a shareholder and shall have the obligations and authority granted herein and those faculties provided in article 166 of the General Corporation Law. The examiner shall be a designated by the shareholders' meeting and will hold office until his substitute has

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been designated and qualified. They shall deposit the guaranty mentioned in article 20 above for the faithful performance of his duties.

                              FINANCIAL INFORMATION

ARTICLE 25.

The fiscal year of the company in no case shall exceed twelve months, except for the first one that will commence on the date of incorporation and will finish the day before the beginning of the fiscal year determined by the sole administrator, the board of directors or the shareholders' meeting at the end of each fiscal year. The financial information referred to in article 172 of the General Corporation Law shall be prepared for submission to the shareholders.

ARTICLE 26.

The above mentioned information and the report of the Examiner must be concluded and submitted to the shareholders at least 15 days before the date scheduled for the shareholders' meeting in which it will be considered.

ARTICLE 27.

a) A minimum of 5% for the legal reserve fund shown in the balance sheet shall be set aside each year from the net profits, until said reserve fund is equivalent to 20% of the capital stock of the company. This provision shall also apply in the event of reduction of this reserve fund again.

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b)    The remaining profits may be distributed as dividends to the shareholders and will be delivered to them upon delivery of the respective coupon within the term and pursuant to the conditions provided by the shareholders or the board of directors. The shareholders will absorb the losses of the company in an amount equivalent to their contributions and their liability shall not exceed the par value of their shares. The incorporators shall have no special participation in the profits.

                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE 28.

The company shall be dissolved in any of the events established in article 229 of the General Corporation Law, and consequently:

A)    At the expiration of the term referred to in Article 4 above.

B) In the event it becomes impossible for the company to pursue its principal object or said object is duly achieved.

C) By resolution adopted at an extraordinary shareholders' meeting, as provided by this instrument and the Law.

D) If the number of shareholders becomes less than the minimum established by law.

E)    If the company loses two-thirds of its capital stock.

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ARTICLE 29.

In the event it is agreed to liquidate the company by a resolution adopted by the vote of shareholders presenting 60% of the capital stock, the shareholders shall elect a liquidator for the purpose of winding up the affairs of the company, pursuant to chapter 11 of the General Corporation Law.

                               TRANSIENT ARTICLES

                          SUBSCRIPTION OF CAPITAL STOCK

ARTICLE 1.

The shareholders hereby subscribe to the shares representing the capital stock as follows:

Mr. Mark Hughes subscribes to 2,450 shares with a par value in the aggregate of pesos $2,450,000.

Corpomexico Internacional, S.A. de C.V., 750 shares with a par value in the aggregate of pesos $750,000.

Mr. Jose Alonso Parra Osuna 1,000 shares with a par value in the aggregate of pesos of $1,000,000.

Mrs. Carmen Gonzalez Gomez de Parra 300 shares with a par value in the aggregate of pesos $300,000.

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Mr. Jose Alonso Parra Gonzalez 250 shares with a par value in the aggregate of pesos $250,000.

Mr. Jorge Arturo Parra Gonzalez 250 shares with a par value in the aggregate of pesos $250,000.

All the shareholders pay in cash the price of the shares subscribed to by each of them, by delivering such amounts to the company.

ARTICLE 2.

Upon execution of these articles of incorporation, the shareholders receive the provisional share certificates representing the shares they have subscribed; said provisional certificates shall be exchanged for final certificates, which shall be issued within a term that shall not exceed one year from the date hereof.

                             APPOINTMENT OF OFFICERS

ARTICLE 3.

The appearing parties, as first general ordinary shareholders' meeting, unanimously resolve:

a) The management of the company shall be vested in a board of directors, formed by the following persons:

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         Chairman:         Mr. Jose Alonso Parra Osuna
         Secretary:        Mr. Jose Alonso Parra Gonzalez
         Treasurer:        Mr. Jorge Arturo Parra Gonzalez

The Board of Directors shall be represented by its chairman, and will have the powers of attorney established in article 22 above, which is incorporated herein by this reference.

b) Mr. Jose Alonso Parra Gonzalez is hereby designated as attorney-in-fact of the company and will also have the powers provided in article 22 of these by-laws, except for the acts of ownership, as this power will be granted exclusively to the chairman of the board of directors.

c) Mr. Luis Jorge Cardenas Diaz is hereby designated as Examiner of the company.

d) The fiscal year shall begin on January 1st and finish on December 31 of each year, except for the first fiscal year, which will begin on the date hereof and terminate on December 31 of the same year.

ARTICLE 4.

Mr. Jorge Arturo Parra Gonzalez, as treasurer of the Board of Directors, hereby represents that the shareholders, the examiner and the directors have deposited with the company the aforesaid amounts as payment of their contributions and as guaranties for the performance of their duties.

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